Exhibit (d)(46)

Amendment to
Investment Advisory Agreement

This Amendment dated as of April 15, 2016 (this “Amendment”) is to the Investment Advisory Agreement dated January 30, 2012, as amended (the “Agreement”), by and between Seafarer Capital Partners, LLC, a Delaware limited liability company (the “Adviser”), and Financial Investors Trust (the “Trust”), a Delaware statutory trust, and Seafarer Capital Partners, LLC.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

WHEREAS, the Trust and the Adviser wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.                  Effective as of the date of this Amendment, Appendix A to the Agreement is hereby deleted and replaced in its entirety with a new Appendix A attached hereto and incorporated by reference herein.

2.                  Effective as of the date of this Amendment, Section 5 (Compensation of the Adviser) is hereby deleted and replaced in its entirety with a new Section 5 (Compensation of the Adviser) set forth as follows:

5.            Compensation of the Adviser.  In consideration for the investment advisory services to be performed under this Agreement, the Adviser shall receive from the Trust the following:  (i) on behalf of the Seafarer Growth and Income Fund, an annual management fee, accrued daily at the rate of 1/365th (or 1/366th in any year in which the month of February has 29 days) of the applicable advisory fee rate and payable monthly as soon as practicable after the last day of each month in the amount of 0.75% (seventy-five basis points) of the Fund’s daily net assets during the month; and (ii) on behalf of the Seafarer Overseas Value Fund, an annual management fee, accrued daily at the rate of 1/365th (or 1/366th in any year in which the month of February has 29 days) of the applicable advisory fee rate and payable monthly as soon as practicable after the last day of each month in the amount of 0.75% (seventy-five basis points) of the Fund’s daily net assets during the month.

3.                  Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

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Exhibit (d)(46)

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

FINANCIAL INVESTORS TRUST		SEAFARER CAPITAL PARTNERS, LLC

By:	/s/ Edmund J. Burke	By:	/s/ Michelle Foster
Name:	Edmund J. Burke	Name:	Michelle Foster
Title:	President	Title:	President

Exhibit (d)(46)

APPENDIX A

LIST OF FUNDS

Seafarer Overseas Growth and Income Fund
Seafarer Overseas Value Fund

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